Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 228 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Hermes Income Securities Trust, and to the incorporation by reference of our reports, dated June 22, 2021, on Federated Hermes Intermediate Corporate Bond Fund and Federated Hermes Short-Term Income Fund (two of the portfolios constituting Federated Hermes Income Securities Trust) included in the Annual Shareholder Reports for the fiscal year ended April 30, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2021